Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 9, 2004

to the

INDENTURE

Dated as of July 3, 2001

Between

AVERY DENNISON CORPORATION

as Issuer

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

(as successor by merger to Chase Manhattan Bank and Trust Company, National Association)

as Trustee

This FIRST SUPPLEMENTAL INDENTURE, dated as of August 9, 2004 (this “Supplemental Indenture”) is entered into between Avery Dennison Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Corporation”) and J.P. Morgan Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS

WHEREAS, the Corporation and the Trustee have heretofore executed and delivered an indenture, dated as of July 3, 2001 (the “Indenture”), providing for the issuance from time to time of its unsecured senior debentures (herein called the “Securities”), to be issued in one or more series as provided in the Indenture.

WHEREAS, the Corporation has authorized the issuance of $150,000,000 aggregate principal amount of Notes due 2007 (the “Notes”) pursuant to an Officer’s Certificate under Section 301 of the Indenture;

WHEREAS, Section 901(5) of the Indenture provides that without the consent of the Holders, the Corporation and the Trustee may add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, subject to certain requirements;

WHEREAS, pursuant to Section 901(5) of the Indenture, the Corporation and the Trustee wish to amend the Indenture solely with respect to certain redemption provisions of the Notes and no other series of Securities issued under the Indenture; and

WHEREAS, all conditions precedent provided for in Section 901 of the Indenture with respect to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the foregoing, the Corporation and the Trustee agree as follows:

1.	Definitions. All capitalized terms used herein and not defined shall have the meanings set forth in the Indenture.

2.	Amendment of Section 1102 to the Indenture. The Indenture is hereby supplemented by deleting the second sentence of Section 1102 in its entirety and replacing it with the following two sentences:

“Unless otherwise specified with respect to any Securities issued after the date of this Supplemental Indenture in accordance with Section 301, in case of any redemption at the election of the Corporation, the Corporation shall, at least 45 days prior to the Redemption Date fixed by the Corporation (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed. Notwithstanding the preceding sentence, solely with respect to the Corporation’s $150,000,000 aggregate principal amount of Notes due 2007 to be issued on August 10, 2004, in case of any redemption at the election of the Corporation, the Corporation shall, at least 45 Business Days prior to the Redemption Date fixed by the Corporation (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed.”

3.	Amendment of Section 1104 to the Indenture. The Indenture is hereby supplemented by deleting the first paragraph of Section 1104 in its entirety and replacing it with the following two paragraphs:

“Unless otherwise specified with respect to any Securities issued after the date of this Supplemental Indenture in accordance with Section 301, notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.

Notwithstanding the preceding paragraph, solely with respect to the Corporation’s $150,000,000 aggregate principal amount of Notes due 2007 to be issued on August 10, 2004, notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 Business Days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.”

4.	Ratification. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

5.	Conflict with Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision which is required or deemed to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required or deemed provision shall control.

6.	Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.	Benefits of this Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to the Indenture and their respective successors thereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

9.	Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Corporation shall bind their respective successors and assigns, whether so expressed or not.

10.	Governing Law. This Supplemental Indenture and the Indenture and the Notes, each as supplemented and amended hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

11.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AVERY DENNISON CORPORATION

By:	/s/ Philip M. Neal
Name:	Philip M. Neal
Title:	Chairman and Chief Executive Officer

By:	/s/ Karyn E. Rodriguez
Name:	Karyn E. Rodriguez
Title:	Vice President and Treasurer

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION

By:	/s/ James Nagy
Name:	James Nagy
Title:	Assistant Vice President